EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283

Media Contact:	John Herbkersman
(215) 640-5119

ACE LIMITED REPORTS THIRD QUARTER RESULTS

HAMILTON, Bermuda, October 26, 2004 — ACE Limited (NYSE: ACE) today reported a net loss for the third quarter ended September 30, 2004 of $3 million or $(0.05) per common share after payment of preferred dividends, compared with net income of $355 million or $1.22 per share for the same quarter last year. Income excluding net realized gains (losses) for the third quarter was $31 million, or $0.07 per share, compared with $304 million or $1.04 per share for the same quarter of last year. (1) The catastrophe losses from hurricanes and typhoons resulted in an after-tax charge of $406 million for the quarter or $1.42 per share compared with after-tax net catastrophe losses of $35 million or $0.12 per share in the third quarter of 2003. The combined ratio was 105.2%. If catastrophe losses were excluded the combined ratio would be 88.1%, a 1.5 point improvement over the comparable quarter in 2003.

Third Quarter Summary

(in millions, except share and per share amounts)

					(Per Share) 2003
	2004	2003	Change	2004		Change
Net income (loss)	$(3)	$355	(101)%	$(0.05)	$1.22	(104)%
Net realized gains (losses), net of tax	(34)	51	—	(0.12)	0.18	—
Income excluding net realized gains (losses), net of tax	31	304	(90)	0.07	1.04	(93)%
Catastrophe losses, net of tax	406	35	—	1.42	0.12	—
Income excluding net realized gains (losses) and catastrophe losses, net of tax	$437	$339	29%	$1.49	$1.16	28%
Average shares outstanding				285.6	281.9

Net income for the first nine months of 2004 decreased 12 percent to $857 million or $2.88 per share, compared with $973 million or $3.46 per share in the first nine months of 2003. For the first nine months of

2004, income excluding net realized gains decreased 5 percent to $822 million or $2.76 per share, compared with $869 million or $3.08 per share in the same period of 2003. After-tax net catastrophe losses for the first nine months of 2004 were $406 million or $1.42 per share, compared with $70 million or $0.25 per share in the same period of 2003. The combined ratio for the nine months was 93.8%. Excluding catastrophe losses the combined ratio would have been 87.9% for the period. Annualized return on equity for the nine month period was 12.2%.(2)

Nine Months

(in millions, except share and per share amounts)

					(Per Share) 2003
	2004	2003	Change	2004		Change
Net income	$857	$973	(12)%	$2.88	$3.46	(17)%
Net realized gains, net of tax	35	104		0.12	0.38
Income excluding net realized gains	822	869	(5)	2.76	3.08	(10)
Catastrophe losses, net of tax	406	70	—	1.42	0.25	—
Income excluding net realized gains, and catastrophe losses, net of tax	$1,228	$939	31%	$4.18	$3.33	26%
Average shares outstanding				285.3	274.2

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “Our income for the quarter was significantly impacted by an unprecedented series of large natural catastrophe events which overshadowed an otherwise strong quarter in terms of revenue, earnings and book value growth. Our claims organization and internal risk management systems were put to the test this quarter, and I am pleased to say that ACE came through with flying colors.”

Other third quarter operating highlights were as follows:

•	Net premiums written increased 20% to $2.8 billion, reflecting P&C net premium growth of 23% over 2003

•	The P&C combined ratio increased to 105.0%. Excluding catastrophe losses the P&C combined ratio was 87.6% for the quarter compared with 89.7% a year ago

•	Operating cash flow amounted to approximately $1.8 billion for the quarter

•	Cash and invested assets increased by $1.3 billion from June 30, 2004

•	Net investment income increased 17% to $252 million. P&C net investment income increased 37% over 2003

•	Shareholders’ equity increased 3% from June 30, 2004 principally because net unrealized gains on investments exceeded our net loss for the quarter

•	Tangible equity increased by $261 million, an increase from June 30, 2004 of 4%

•	Debt to total capital ratio decreased to 16.8% from 19.8% at June 30, 2004. In June 2004, the Company sold $500 million of 10-year senior debt with a 5.875% coupon. The proceeds of this debt were used to redeem $75 million of callable debt in July and to refinance a maturing $400 million bond in August

•	Annualized return on equity for the quarter ended September 30, 2004 was 0.9%(2)

•	Diluted book value per ordinary share as of September 30, 2004 increased 3% to $31.29 from June 30, 2004(3)

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Financial results excluding catastrophe losses for the third quarter improved over the prior year’s results for our P&C business segments. Further details are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 27% and income excluding net realized gains (losses) increased 17% to $165 million

•	Insurance-Overseas General: Net premiums written increased 12% (6% after foreign exchange impact) and income excluding net realized gains (losses) increased to $157 million or 69%

•	Global Reinsurance: Net premiums written were up 44% and this segment’s income excluding net realized gains (losses) increased to $142 million or 33%

•	Financial Services: Income excluding net realized gains (losses) decreased 17% to $47 million

Insurance industry investigation and related matters

ACE has received subpoenas from the office of the New York Attorney General (the “NYAG”) in connection with an investigation of certain insurance industry practices. On October 14, 2004, the NYAG filed a civil suit against Marsh & McLennan Companies, Inc. alleging that certain Marsh business practices were fraudulent and violated antitrust and securities laws. ACE was not named as a defendant in the suit, although ACE was named as one of four insurance companies whose employees participated in the challenged practices. In addition, an underwriter in an ACE insurance subsidiary has pleaded guilty to a misdemeanor based on these practices. ACE is cooperating and will continue to cooperate with the NYAG.

ACE is conducting its own internal investigation into the subjects raised by the Attorney General. It is being conducted by a team from the firm of Debevoise and Plimpton. The team is headed by former United States Attorney Mary Jo White. The team reports to management and directly to the Audit Committee of the Board of Directors.

ACE understands that several purported shareholder class action lawsuits have been filed against ACE and certain of its present and former executive officers relating to certain of the practices being investigated by the NYAG. To date, ACE has not been served in any of these actions.

While ACE is not a party to any action brought by the NYAG or any other governmental authority, there can be no assurance that ACE will not be named in future actions. ACE cannot at this time estimate its potential costs related to these matters and accordingly no liability is being established at this time. In the opinion of ACE’s management, ACE’s ultimate liability for these matters is not likely to have a material adverse effect on ACE’s consolidated financial condition, although it is possible that the effect would be material to ACE’s consolidated results of operations for an individual reporting period.

Please refer to the ACE Financial Supplement September 30, 2004, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, catastrophe loss charges by segment, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_september_30_2004.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE Limited (NYSE: ACE) will host its third quarter 2004 earnings conference call and webcast on Wednesday, October 27, 2004 beginning at 8:30 a.m. EDT. The call is available via live and archived webcast at www.acelimited.com. Please refer to our website in “Investor Information, Calendar of Events” for details.

If you are unable to listen to the live webcast, a replay of the call will be available from approximately 11:30 a.m. EDT on Wednesday, October 27, 2004 until Tuesday, November 30, 2004. To listen to the replay, dial: 1-877-519-4471 (in the United States) or 1-973-341-3080 (international); passcode 5224481.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

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(1)	Income (loss) excluding net realized gains (losses) on investments and the tax effect of net realized gains (losses) on investments is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).
(2)	Calculated using income excluding net realized gains (losses).
(3)	Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial and legislative developments, litigation tactics, the amount and timing of reinsurance recoverable, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	September 30 2004	December 31 2003
	(Unaudited)
Assets
Total investments	$27,383	$23,446
Cash	626	562
Insurance and reinsurance balances receivable	3,379	2,837
Reinsurance recoverable	14,268	14,081
Other assets	8,799	8,627

Total assets	$54,455	$49,553

Liabilities
Unpaid losses and loss expenses	$29,603	$27,155
Unearned premiums	6,466	6,051
Other liabilities	8,907	7,512

Total liabilities	$44,976	$40,718

Shareholders’ equity
Total shareholders’ equity	$9,479	$8,835

Total liabilities and shareholders’ equity	$54,455	$49,553

Diluted book value per ordinary share (3)	$31.29	$29.46

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Gross premiums written	$3,982	$3,451	$12,438	$10,969
Net premiums written	2,768	2,306	8,873	7,642
Net premiums earned	2,853	2,397	8,241	6,775

Losses and loss expenses	2,234	1,519	5,501	4,261
Life and annuity benefits	48	45	134	137
Policy acquisition costs	386	343	1,147	973
Administrative expenses	326	293	950	840

Underwriting income (loss)	(141)	197	509	564

Net investment income	252	216	726	633
Other (income) expense	(21)	3	2	8
Net realized gains (losses)	(33)	57	67	124
Interest expense	48	45	139	133
Income tax expense	54	67	304	207

Net income (loss)	(3)	355	857	973
Preference shares dividend	(11)	(11)	(33)	(15)
FELINE PRIDE dividend	—	—	—	(10)

Net income (loss) available to holders of ordinary shares	$(14)	$344	$824	$948

Diluted earnings per share:
Income excluding net realized gains (1)	$0.07	$1.04	$2.76	$3.08
Net income (loss) (4)	$(0.05)	$1.22	$2.88	$3.46

Weighted average basic shares outstanding	280,993,760	275,404,544	279,988,076	268,474,758
Weighted average diluted shares outstanding	285,617,079	281,890,236	285,286,130	274,206,084

Loss and loss expense ratio	80.0%	64.6%	68.1%	64.2%
Policy acquisition cost ratio	13.6%	14.4%	14.0%	14.5%
Administrative expense ratio	11.6%	12.4%	11.7%	12.6%
Combined ratio	105.2%	91.4%	93.8%	91.3%

Ratios exclude life reinsurance business

(4)	Net income per share for the third quarter of 2004 is calculated using weighted average basic shares outstanding as there is a net loss this quarter.

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Gross Premiums Written

Insurance - North American	$2,219	$1,819	$6,226	$5,131
Insurance - Overseas General	1,292	1,200	4,466	3,850
Global Reinsurance*	403	325	1,455	1,231
Financial Services	68	107	291	757

Total	$3,982	$3,451	$12,438	$10,969

Net Premiums Written

Insurance - North American	$1,349	$1,065	$3,890	2,967
Insurance - Overseas General	980	872	3,283	2,769
Global Reinsurance*	371	264	1,410	1,143
Financial Services	68	105	290	763

Total	$2,768	$2,306	$8,873	$7,642

Net Premiums Earned

Insurance - North American	$1,234	$990	$3,419	$2,663
Insurance - Overseas General	1,086	882	3,196	2,556
Global Reinsurance*	422	320	1,202	927
Financial Services	111	205	424	629

Total	$2,853	$2,397	$8,241	$6,775

Income (Loss) Excluding Net Realized Gains (Losses)(1)

Insurance - North American	$67	$125	$368	$379
Insurance - Overseas General	112	86	331	221
Global Reinsurance*	(110)	95	134	266
Financial Services	36	57	172	174
Corporate	(74)	(59)	(183)	(171)

Total	$31	$304	$822	$869

*	Includes both property and casualty reinsurance and life reinsurance

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